EXHIBIT 10.38

December 11, 2025

Piero Bussani:
You are eligible for relocation assistance in the form of net cash, after tax payment of $100,000. The relocation assistance payment will be made as soon as possible. This award may be used at your discretion for your travel, temporary living and/or other relocation expenses incurred to Estero, FL. Please note that if you voluntarily leave the employment of Hertz following the commencement of your position you will be required to reimburse the Company for 100% of the amount of the total expenditures made regarding your relocation, including the cash payment described above, if you leave in the first year after receiving the relocation benefits and 50% if you leave in the second year. Full terms and conditions of this relocation assistance, including the repayment obligations, will be provided to you in a separate relocation agreement upon acceptance and initiation of the relocation. Execution of that relocation agreement will be required prior to receiving any relocation reimbursement.
Sincerely,

Gil West
Chief Executive Officer

I acknowledge and accept the terms and conditions.

/s/ PIERO BUSSANI	12/17/2025
Piero Bussani	Date